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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Hires Chief Financial Officer

PLYMOUTH MEETING, Penn., August 10 /PRNewswire/ -- American Real Estate Investment Corporation (the "Company") (AMEX: REA) announced today that Timothy
A. Peterson will join the firm as its Senior Vice President and Chief Financial Officer. In his role as the Company's Chief Financial Officer, Mr. Peterson will report directly to Jeff Kelter, American Real Estate's President, and will oversee all capital markets activities, and the firm's accounting, financial reporting, budgeting and systems functions.

Prior to joining the Company, Mr. Peterson was employed by Post Properties, Inc., where he has held a variety of positions since 1989, including his current responsibility as Executive Vice President, Finance. While at Post Properties, Mr. Peterson managed all capital markets activities and oversaw accounting, budgeting and public reporting functions. Mr. Peterson has a Masters of Business Administration from the University of Florida, and is a Certified Public Accountant. He is active in the National Association of Real Estate Investment Trusts (NAREIT), currently serving as Accounting Committee Co-Chair and an adjunct member of the Best Financial Practices Task Force. Mr. Peterson is a member of the Tax Policy Advisory Board of the National Realty Committee and a member of the University of Florida Real Estate Advisory Board.

"We are delighted to welcome Tim on board at American Real Estate. He brings an extraordinary depth of knowledge and experience to our firm, and will play an integral part in the continued growth and success of our Company. He has terrific operating experience, and his equity and debt expertise in the capital markets will be vital in the continued execution of our growth strategy," stated Jeff Kelter, President of American Real Estate.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania, and regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties located in the Mid-Atlantic and Northeast states. The Company currently owns 55 office and industrial properties containing an aggregate of 6.5 million square feet. For more information, contact Jeff Kelter at 610-834-3447, send email to info@areic.com or visit the Company's web site at www.areic.com.


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This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.


SOURCE American Real Estate Investment Corporation
Web Site: http://www.areic.com
CONTACT: Jeff Kelter of American Real Estate Investment Corporation,
610-834-3447